Exhibit 10.1

EXECUTION VERISON

AGREEMENT

AGREEMENT, dated as of the 2nd day of June 2006, by and among Iconix Brand Group, Inc., f/k/a/ Candie’s, Inc., a Delaware corporation (the “Company”), UCC Consulting Corp, a New York corporation (“Consulting”), D’Loren Realty LLC d/b/a Content Holdings, a New York limited liability company (“Content”), Robert D’Loren, an individual (“D’Loren”) and James Haran, an individual (“Haran” and along with Consulting, Content and D’Loren, the “Consulting Parties”).

W I T N E S S E T H:

WHEREAS, the Company and Consulting entered into an exclusive investment banking agreement dated June 7, 2005, along with a mutual confidentiality and non-disclosure agreement contemplated thereby (collectively the “Advisory Agreement”); and

WHEREAS, pursuant to the Advisory Agreement, the Company engaged Consulting as the exclusive advisor to the Company for any proposed acquisition transactions in the apparel or footwear industries (“Acquisitions”) or debt financings related to any Acquisition (“Financings”) undertaken by the Company for the term of the Advisory Agreement; and

WHEREAS, during the term of the Advisory Agreement, the Company has, with the advice and assistance of Consulting, completed Acquisitions of or relating to the Joe Boxer, Rampage and Mudd brands (the “Completed Acquisitions”); and

WHEREAS, as a result of the Completed Acquisitions (i) Consulting Parties’ rights to purchase One Million (1,000,000) shares of the Company’s common stock, par value $.001 per share (the “Warrant Shares”), pursuant to the Stock Purchase Warrant dated June 7, 2005 (the “June 2005 Warrant”) have fully vested in accordance with the terms of the Advisory Agreement and the June 2005 Warrant and (ii) the Company has registered the Warrant Shares for resale pursuant to that Amendment No. 1 to the Company’s Registration Statement on Form S-3, which Amendment No. 1 was filed with the Securities and Exchange Commission on October 11, 2005; and

WHEREAS, the Company, Consulting and the Consulting Parties wish to terminate the Advisory Agreement and provide for certain consideration related to acquisition services for the Mossimo Acquisition (as defined in paragraph 2 hereof), in consideration of and conditioned upon, the terms of this Agreement (this “Agreement”) and the equity-related instruments contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

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1. Termination of the Advisory Agreement. Upon the execution and delivery of this Agreement, the Advisory Agreement shall be terminated in its entirety and be of no further force or effect, except for the continuing obligations with respect to the Advisory Agreement described in Sections 2(c) and 5(c) below.

2. Consideration for Consultant’s Services related to Mossimo Acquisition.

(a) The Company shall pay to Consulting an acquisition related services fee (the “Acquisition Fee”) of Two Million Five Hundred Thousand Dollars ($2,500,000), which shall be payable upon the completion of the acquisition by the Company (or any of its affiliates) of Mossimo, Inc. (or its affiliates) (the “Mossimo Acquisition”). The payment of the Acquisition Fee shall be made on the closing date of the Mossimo Acquisition, at the option of the Company, either (i) in immediately available funds with respect to the entire Acquisition Fee or (ii) in immediately available funds with respect to an amount of not less than Two Million Dollars ($2,000,000) with the balance thereof, plus interest accrued on such balance from the closing date of the Mossimo Acquisition, at the rate of six (6%) percent per annum, payable on October 31, 2006, as evidenced by a promissory note, in the form of note attached hereto as Exhibit A (the “Note”). The parties agree and acknowledge that Consulting has heretofore fully discharged its obligations under the Advisory Agreement with respect to Mossimo, Inc.

(b) Upon execution and delivery of this Agreement and in consideration for the above referenced services, the Company shall also issue and deliver to Consulting’ designees listed on Schedule A hereto warrants to purchase Two Hundred Fifty Thousand (250,000) shares of the Company’s common stock, $.001 par value per share (the “New Warrant Shares”) at an exercise price equal to the average closing price of the Company’s Common Stock on the Nasdaq National Market during the five (5) trading days ending prior to the date hereof (the “New Warrants”). The New Warrants shall be in form and substance identical to the June 2005 Warrants, except that the New Warrants shall not be transferable and shall become fully vested and exercisable upon the consummation of the Mossimo Acquisition.

(c) Nothing in this Agreement shall be construed to effect in any way (i) Consulting’s rights to indemnification under Section 7 of the Advisory Agreement or (ii) subject to Sections 2(d) and 4(a) hereof, the parties’ agreement to maintain confidentiality under Section 7 of the Advisory Agreement. In addition, nothing in this Agreement shall be construed to affect any ongoing obligations of the Company to Consulting Parties or any of its officers, directors, affiliates, permitted transferees, successors or assigns with respect to the registration rights contained in the June 2005 Warrants or the New Warrants.

(d) Nothing herein shall be construed to require any additional services to be performed by Consulting or any of its officers, directors or affiliates, or to impose any limitations or restrictions on the future business activities of Consulting or any of its officers, directors, successors, assigns or affiliates, under the Advisory Agreement or otherwise.

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3. Representations and Warranties.

(a) Representations and Warranties of the Company. The Company hereby represents and warrants that (i) this Agreement, the Note and the New Warrants have been duly authorized, executed and delivered by the Company and are the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, (ii) the Company has not assigned any claim of any kind against any of the Consulting Parties to any third party, (iii) no consent of any third party is required for the execution, delivery and performance of this Agreement by the Company and (iv) a sufficient number of New Warrant Shares have been reserved for issuance upon the conversion of the New Warrants.

(b) Representations and Warranties of Consulting. Consulting hereby represents and warrants that: (i) this Agreement has been duly authorized, executed and delivered by Consulting and is the valid and binding obligation of Consulting, enforceable against Consulting in accordance with its terms, (ii) Consulting has not assigned any claim of any kind against the Company to any third party and (iii) no consent of any third party is required for the execution, delivery and performance of this Agreement by Consulting.

4. Covenants.

(a) Covenants of the Company. The Company hereby acknowledges and agrees that Consulting has, from time to time in the performance of its duties under the Advisory Agreement, introduced the Company to potential Acquisition targets (the “Targets”) and to potential sources of capital for proposed Financings. The Company acknowledges that Consulting is, and during the term of the Advisory Agreement has been, engaged in the business of financial advising and consulting and that in such business it has developed relationships with a myriad of potential Targets and potential sources of Financings. The Company shall in no way interfere with nor take any action or omit to take any action which would adversely affect any existing or potential business relationships of Consulting or to disparage the business reputation of Consulting or any of its officers, directors, employees or affiliates.

Furthermore, the Company shall use its best efforts to take, or cause to be taken, all actions requested by Consulting or any of its permitted transferees, successors or assigns to secure the benefits intended to be conveyed by this Agreement, the Warrants and the New Warrants, including without limitation, the rights, if any, to assign and transfer any June 2005 Warrants, New Warrant, Warrant Shares or New Warrant Shares or registration rights with respect thereto.

(b) Covenants of Consulting. Consulting shall in no way take any action that could reasonably be construed to disparage the business reputation of the Company or any of its officers, directors, employees or affiliates, nor will it solicit any current or former employees of the Company or its affiliates.

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5. Releases.

(a) Releases by Consulting. Effective as of the date of this Agreement, except to the extent otherwise set forth in Section 5(c) below, Consulting for itself and for each of its past and present agents, officers, directors, employees, attorneys, shareholders, parents, subsidiaries, and each of their respective legal or business entities, insurers, successors and assigns, (the “Consulting Releasing Parties”) hereby jointly and severally, voluntarily release and forever discharges the Company and each of its affiliates, parents, subsidiaries, officers, directors, stockholders, employees, agents, attorneys, accountants and other advisors, and the heirs, executors and administrators, if applicable, and the predecessors, successors or assigns of each of the foregoing (collectively the “Company Released Parties”) from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands of any nature whatsoever (“Claims”), in law or equity, which against any of the Company Released Parties, any or all of the Consulting Releasing Parties ever had, now have or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date hereof arising out of or relating to the Advisory Agreement or its termination.

(b) Release by the Company. Effective as of the date of this Agreement, except to the extent otherwise set forth in Section 5(c) below, the Company for itself and for each of its past and present agents, officers, directors, employees, attorneys, shareholders, parents, subsidiaries, and each of their respective legal or business entities, insurers, successors and assigns, (the “Company Releasing Parties”) hereby jointly and severally, voluntarily release and forever discharges the Consulting Parties and each of its affiliates, parents, subsidiaries, officers, directors, stockholders, employees, agents, attorneys, accountants and other advisors, and the heirs, executors and administrators, if applicable, and the predecessors, successors and assigns of Consulting and each of the foregoing (collectively the “Consulting Released Parties”) from all Claims in law or equity, which against any of the Consulting Released Parties, any or all of the Company Releasing Parties ever had, now have or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date hereof arising out of or relating to the Advisory Agreement or its termination.

(c) Exceptions, Indemnification. Notwithstanding anything contained in this Section 5 to the contrary, this Section 5 shall not apply to any Claims arising out of breach of the obligations contained in this Agreement (including without limitation breaches of those provisions of the Advisory Agreement that survive pursuant to Section 2(c) above as well as obligations under the June 2005 Warrants and the New Warrants) or fraud. Each of the Company and Consulting hereby agree to indemnify and hold the other harmless from any and all loses, liabilities, expenses and costs (including reasonable attorneys’ fees and expenses) arising out of, resulting from, or relating to (i) any breach of any representation or warranty made herein by such indemnifying party or (ii) any breach of any covenant or agreement made by such indemnifying party herein.

(d) Waiver and Bar. In providing the release included in this Section 5, each of the parties acknowledges and intends (on behalf of itself and all other persons on whose behalf the release is being given) that it shall be effective as a bar to each and every one of the Claims mentioned in or implied by the foregoing releases. The parties expressly consent that the releases shall be given full force and effect according to each and all of their express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims, if any), as well as those relating to any other Claims mentioned in or implied by the foregoing releases. The parties acknowledge and agree that this waiver is an essential and material term of the releases and that without such waiver the parties would not have agreed to the terms of this Agreement. The parties further agree that in the event a claim is brought in violation of the foregoing releases, they shall serve as a complete defense to such Claims.

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6. Notices.

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail, postage prepaid, return receipt requested, to the parties at their respective addresses set forth below:

If to the Company:

Iconix Brand Group, Inc.
1450 Broadway, 4th Floor
New York, New York 10018
Attn: Neil Cole, CEO

With a copy to:

Blank Rome LLP
405 Lexington Avenue
New York, New York 10174
Attn: Robert J. Mittman, Esq.
Fax: (212) 885-5001

If to Consulting to:

UCC Capital Corp.
1330 Avenue of the Americas, 40th Floor
New York, NY 10019
Attention: Robert W. D'Loren
Fax: 212-247-7131

with a copy to:

Littman Krooks LLP
655 Third Avenue, 20th Floor
New York, NY 10017
Attention: Mitchell C. Littman, Esq.
Fax: 212-490-2990

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7. Press Release. None of the parties hereto will make any voluntary public statements or press releases without showing the other such proposed release prior to it being publicized, and obtaining the other’s approval.

8. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

9. Choice of Law/Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of New York without reference to its conflicts of laws provisions.

10. Further Assurances. The Parties hereto agree to, at their own expense, execute and deliver such other instruments of conveyance, transfer or termination and take such other actions as any other party may reasonably request, including obtaining the signatures of parties not Party to this Agreement, in order to more effective consummate the transactions contemplated hereby.

11. Amendment. This Agreement may only be modified by a written instrument, which is executed by each of the parties hereto.

12. Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of this Agreement or any other term or condition hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto agree that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

13. Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms of this Agreement.

14. Binding Effect; Benefit. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and assigns.

15. Counterparts and Facsimile. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. For purposes of this Agreement signatures received by facsimile shall have the same force and effect as original signatures.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

ICONIX BRAND GROUP, INC.

By: /s/ Neil Cole
 Neil Cole
 President and CEO

UCC CONSULTING CORP.

By: /s/ Robert W. D’Loren
 Robert W. D’Loren
 President and CEO

CONTENT HOLDINGS

By: /s/ Robert W. D’Loren
 Robert W. D’Loren
 Operating Manager

/s/ Robert D’Loren
 Robert D’Loren

/s/ James Haran
 James Haran

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EXHIBIT A - FORM OF NOTE
NON-NEGOTIABLE PROMISSORY NOTE

$_______________	______, 2006

FOR VALUE RECEIVED, the undersigned, ICONIX BRAND GROUP., INC., a Delaware corporation (the “Maker”) promises to pay UCC Consulting Corp. (the “Payee”), the principal sum of [Five Hundred Thousand]1  DOLLARS ($_________) (the “Principal”), together with interest on the Principal as provided below, in lawful money of the United States of America, payable pursuant to the terms and conditions provided for herein.

This promissory note (this “Note”) is being issued by Maker to secure Maker’s obligations to make certain payments under the Agreement dated June 2, 2006 among the Maker, the Payee, D’Loren Realty LLC d/b/a Content Holdings, a New York limited liability company, Robert D’Loren, an individual and James Haran, an individual (the “Agreement”).

1. Payment Terms. Subject to Section 4 hereof, the Principal and accrued interest thereon are due and payable on October 31, 2006 (the “Maturity Date”).  The payment of Principal and interest under this Note shall be made to Payee in immediately available funds, at such address or location as Payee shall designate.  Maker may at any time, without penalty, premium or charge of any kind, prepay in whole or in part the indebtedness evidenced by this Note. Any such prepayments shall be applied first to interest accrued through the date of prepayment and then to Principal.

2. Interest.   Interest shall accrue on the unpaid Principal balance at the rate of six percent (6%) per annum until this Note is paid in full and shall be paid on the Maturity Date or earlier in the event of an optional prepayment or mandatory prepayment as provided herein; provided, however, that from the date of any Default (as defined in Section 3, below) to and including the date the obligations of Maker under this Note are paid in full, all Principal, accrued but unpaid interest, and any other amounts that are or subsequently become due under this Note shall bear interest at the rate of fourteen percent (14%) per annum or, if such rate be at any time above the legal rate of interest for obligations in the nature of those under this Note, at the maximum allowable legal rate of interest.

3. Events of Default.  Maker shall be in default under this Note upon the occurrence of any of the following events of default (each a “Default”):

(a) Maker fails to pay the Principal and/or interest under this Note, when due; or

1 Actual principal amount will be $2.5mm less cash paid at Mossimo closing

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(b) Maker becomes insolvent or bankrupt; or if Maker suffers a receiver or trustee for it or substantially all of its assets to be appointed and, if appointed without its consent, not discharged within sixty (60) days; or if Maker makes an assignment for the benefit of its creditors; or

(c) Maker breaches any of its obligations under the Agreement; or

(d) Maker enters into any agreement for the (i) sale of all or substantially all of its assets or the assets of Mossimo, Inc. (or such subsidiary or affiliate of Maker utilized to acquire Mossimo, Inc., collectively “Mossimo”), (ii) any merger, consolidation or similar transaction in which Maker is not the surviving entity or following the consummation of which the shareholders of Maker do not hold a majority of the equity interests in the surviving or resulting entity or (iii) any merger, consolidation or similar transaction in which Mossimo is not the surviving entity or following the consummation of which Maker does not hold a majority of the equity interests in the surviving or resulting entity.

4. Remedies Upon Default.  Upon the occurrence of any Default, the Principal balance hereof together with all accrued interest shall become immediately due and payable without notice or demand.  In addition, upon the occurrence of any Default, Maker shall pay all of Payee’s reasonable costs of collection, including actual and reasonable attorneys’ fees and disbursements.

5. Notices.  All notices, requests, demands and other communications required or permitted under this Note shall be in writing and shall be deemed to have been duly given, made and received the same day when personally delivered or sent by telecopy with receipt confirmation, the next business day when delivered by overnight courier,  or three (3) business days after mailing, if sent in the United States by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

If to Maker:

Iconix Brand Group, Inc.
1450 Broadway, 4th Floor
New York, New York 10018
Attn: Neil Cole, CEO

With a copy to:

Blank Rome LLP
405 Lexington Avenue
New York, New York 10174
Attn: Robert J. Mittman, Esq.
Fax: (212) 885-5001

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If to Payee:

UCC Consulting Corp.
1330 Avenue of the Americas, 40th Floor
New York, NY 10019
Attention: Robert W. D'Loren
Fax: 212-247-7131

with a copy to:

Littman Krooks LLP
655 Third Avenue, 20th Floor
New York, NY 10017
Attention: Mitchell C. Littman, Esq.
Fax: 212-490-2990

or at such other address or addresses as either Payee or Maker may from time to time designate by notice to the other party, in writing.

6. Waivers of Presentment, Etc.    MAKER EXPRESSLY WAIVES PRESENTMENT, PROTEST, DEMAND, NOTICE OF DISHONOR, NOTICE OF NON-PAYMENT, NOTICE OF MATURITY, NOTICE OF PROTEST, PRESENTMENT FOR THE PURPOSE OF ACCELERATING MATURITY, AND DILIGENCE IN COLLECTION.

7. Waivers and Amendments: Non-Contractual Remedies: Preservation of Remedies. This Note may be amended, superseded, canceled, renewed or extended and the terms hereof may be waived, only by a written instrument signed by Payee and Maker or, in the case of a waiver, by Payee. The failure of Payee to insist, in any one or more instances, upon performance of the terms or conditions of this Note shall not be construed as a waiver or relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition. No waiver on the part of Payee of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, shall preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that Payee may otherwise have at law or in equity.

8. Governing Law. This Note shall be governed by and construed and enforced in accordance with the laws of the State of New York. The parties hereby: (i) in any legal proceeding brought in connection with this Note hereby, irrevocably submit to the nonexclusive in personam jurisdiction of (A) any state or Federal court of competent jurisdiction sitting in the State of New York, County of New York or (B) in the event that any party is a defendant in any legal proceeding in which it seeks to join the other as a third party defendant, then, any state or Federal court in which such proceeding has properly been brought, and consent to suit therein; and (ii) waive any objection they or it may now or hereafter have to the venue of such proceeding in any such court or that such proceeding was brought in an inconvenient court.

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9. Headings.  The headings in this Note are for reference only and shall not affect the interpretation of this Note.

10. Severability.  Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Note.

11. Mutilated, Lost Stolen or Destroyed Note.  In case this Note shall be mutilated, lost, stolen or destroyed, Maker shall issue and deliver, in exchange and substitution for and upon cancellation of the mutilated Note, or in lieu of and substitution for this Note lost, stolen or destroyed, a new Note of like tenor, but only upon receipt of evidence satisfactory to Maker of such loss, theft, or destruction of such Note.

12. Miscellaneous.

(a)  This Note shall bind the Maker and its respective successors, and the benefits hereof shall inure to the benefit of Payee and its successors and assigns.  Neither Maker nor Payee may assign or transfer this Note to any third party.

(b)  All references herein to “Maker” and “Payee” shall be deemed to apply to the Maker and Payee, and their respective successors and permitted assigns.

(c) This Note and any other documents delivered in connection herewith and the rights and obligations of the parties hereto and thereto shall for all purposes be governed by and construed and enforced in accordance with the substantive law of the State of New York without giving effect to its conflicts of law principles.

(d) Any individual signing this Note on behalf of an entity represents and warrants to the Payee that such individual has the right and authority to so execute this Note, and that this Note will be enforceable against such entity in accordance with its terms.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, this Note has been executed and delivered on the date first written above.

ICONIX BRAND GROUP, INC.

By:
Name: Neil Cole
Title: Chief Executive Officer

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Schedule A - Designees of New Warrants

Content Holdings	225,000 shares
James Haran	25,000 shares